Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-193462, No. 333-226377 and No. 333-229508) of 500.com Limited of our report dated April 22, 2019 relating to the consolidated balance sheets of 500.com Limited as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity, and cash flows for each of the two years ended December 31, 2018, as well as the effectiveness of internal control over financial reporting of 500.com Limited as of December 31, 2018, which report is included in this annual report on Form 20-F.

/s/ Friedman LLP

New York, New York

April 22, 2019